FORM OF EMAIL COMMUNICATION TO BROKER-DEALERS


From: [Insert Name]@Broadridge.com
Sent: [Date]
To: [Broker Name]
Subject: [Broker Name], Uninstructed votes

I hope you can help us out with this client request. Rydex has adjourned their meeting until November 1, 2007 and has instructed us to contact various brokers regarding their uninstructed shares. They would like to know if you will instruct Broadridge to issue all of your uninstructed shares (unvoted shares) as a broker non-vote for the below cusips that you have holdings in. The uninstructed shares will be used for quorum purposes only. Below are the Fund's that (broker) has holdings in and the number of unvoted shares for each cusip. Below is the language that you will need to forward along with the below cusip list to [Insert Name] at Broadridge, please cc me on the email. His email is [Insert Email Address].

"For the below funds and cusips, please accept this as instruction that (broker) has not received instructions on how to vote for the fund meetings proposal(s) reflected on the below cusips. We understand that the uninstructed shares will be used for quorum purposes only."

If you can please keep me updated as the meeting is early next week.